475479

Corporation Service Company

Entity #: 80318
Date Filed: 12/27/2012
Carol Aichele
Secretary of the Commonwealth

ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
INTELLIGENT COMMUNICATION ENTERPRISE CORPORATION

15 Pa. C.S. § 1915

In compliance with the requirements of Section 1911 of the Business Corporation Law of the Commonwealth of Pennsylvania, **INTELLIGENT COMMUNICATION ENTERPRISE CORPORATION** (the "Corporation"), does hereby certify:

1. The name of the Corporation is "Intelligent Communication Enterprise Corporation."

2. (a) The location and post office address of the registered office of the corporation in this Commonwealth is: CT Corporation System, Dauphin County

3. The corporation was incorporated under Section 1306 of the Business Corporation Law of the Commonwealth of Pennsylvania.

4. The date of incorporation of the Corporation is March 20, 1972.

5. This amendment shall be effective upon filing these Articles of Amendment in the Department of State.

6. The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c).

7. Paragraph 1 of the Articles of Incorporation shall be amended and restated in its entirety as follows:

"The name of the Corporation is: One Horizon Group, Inc."

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 24 day of December, 2012.

Commonwealth of Pennsylvania
ARTICLES OF AMENDMENT-MISCELLANEOUS 2 Page(s)

T1301811022

By: [signature]
Name: M. WARD
Title: CFO

Interwoven\2731941.1

PA DEPT. OF STATE
JAN 16 2013